Exhibit 99.1

Baker Hughes Announces Financial Update in Response to COVID-19 and Oil Price Environment

HOUSTON & LONDON -- (BUSINESS WIRE) – Apr. 13, 2020 – Baker Hughes (NYSE: BKR) (“Baker Hughes” or the “Company”) today announced a financial update in response to the significant decline in oil and gas prices and the COVID-19 pandemic. In addition to taking critical steps to reduce the spread and infection of the virus as well as mitigate the impact of this pandemic to its business operations, Baker Hughes is taking a number of actions in response to the current market environment, including the following:

•	The Company has approved a plan that will result in restructuring, impairment, and other charges of approximately $1.8 billion, of which approximately $1.5 billion will be recorded in the first quarter of 2020.

•	Future cash expenditures associated with these charges are estimated to be approximately $0.5 billion with an expected payback within 1 year. These restructuring charges are designed to right-size our operations for anticipated activity levels and market conditions.

•	Approved a plan to reduce 2020 net capital expenditures by over 20% versus 2019 net capital expenditures.

•	The Company expects to record a non-cash goodwill impairment charge of approximately $15 billion in the first quarter of 2020. Further explanation below.*

Baker Hughes continues to maintain solid financial strength and liquidity. Cash and cash equivalents totaled $3 billion for the year ended December 31, 2019, excluding assets held on behalf of GE. The Company’s liquidity is further supported by a revolving credit facility of $3 billion and access to commercial paper and other uncommitted lines of credit. At both December 31, 2019 and March 31, 2020, Baker Hughes had no borrowings outstanding under the revolver, the commercial paper program, or uncommitted lines.

The Company will incorporate its latest outlook on the market and operating environment when it discusses the results for the first quarter ending March 31, 2020 on April 22, 2020.

*Baker Hughes expects that it will record a non-cash charge related to the impairment of goodwill of approximately $15 billion in the first quarter of 2020. The Company’s market capitalization declined significantly during the first quarter driven by current macroeconomic and geopolitical conditions including the collapse of oil prices driven by both surplus production and supply as well as the decrease in demand caused by the COVID-19 pandemic. In addition, the uncertainty related to oil demand continues to have a significant impact on the investment and operating plans of our primary customers. Based on these events, Baker Hughes concluded that a triggering event occurred which required the Company to perform an interim quantitative impairment test as of March 31, 2020. Based upon the results of the impairment test, the Company concluded that the carrying value of the Oilfield Services and Oilfield Equipment reporting units exceeded their estimated fair value, resulting in a goodwill impairment charge. This impairment charge will not impact the Company’s cash flow. This charge is subject to finalization.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward – making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Jud Bailey

+1 281-809-9088

investor.relations@bakerhughes.com

Media Relations

Thomas Millas

+1 910-515-7873

Thomas.millas@bakerhughes.com